UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2013

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard,
Martinsville, Virginia	24112	(276) 632-0459
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2013, Hooker Furniture Corporation (the “Company”) amended its $15 million unsecured revolving credit facility under a Loan Agreement with Bank of America, N.A., which was originally entered into on December 7, 2010.

The amendment:

•	Extended the maturity date of the Loan Agreement to July 31, 2018;

•	Allows the Company to permanently terminate or reduce the $15 million revolving commitment under the Loan Agreement without penalty;

•	Adjusted the procedure for calculating the rate of interest that applies to amounts outstanding under the Loan Agreement (USD LIBOR adjusted monthly); and

•	Changed the facility’s unused commitment fee to a flat 0.20% of the unused commitment per quarter, rather than being based on the Company’s funded debit to EBITDA ratio.

In addition, the amendment required that the Company’s two wholly owned subsidiaries, Bradington-Young, LLC and Sam Moore Furniture LLC, guarantee the Company’s obligations under the Loan Agreement.

This summary of the amendment to the Loan Agreement is qualified in its entirety by reference to the full text of the amendment, a complete copy of which is filed with this report as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1	Amendment No. 2 to Loan Agreement, dated as of July 26, 2013, between Bank of America, N.A. and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

Date: July 31, 2013	By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt Vice President – Finance and Accounting
Chief Financial Officer